Exhibit 10.18

SPONSORSHIP AGREEMENT

Parties:

Andretti Autosport Holding Company, Inc., an Indiana corporation with offices located at 7615 Zionsville Road, Indianapolis, Indiana, 46268 (“AA” or “Team”), and

Zapata Computing, Inc., a Delaware corporation with offices located at 100 Federal Street, Floor 20, Boston, MA 02110 (“Sponsor”).

RECITALS

WHEREAS, AA is a race team participating in the Series (as defined below);

WHEREAS, Sponsor is a company that builds quantum computing software;

WHEREAS, AA and Sponsor agree to enter into an agreement whereby the Sponsor will sponsor AA’s participation in the Series as described herein.

AGREEMENT

NOW THEREFORE, for and in consideration of the premises and of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions.

a)	AA Group means AA, Series Affiliated Race Teams, and their affiliated entities.

b)

AA Indemnified Parties means AA, Series Affiliated Race Teams, and their subsidiaries and affiliated corporations, and the respective shareholders, members, directors, officers, employees, agents, and successors of each of them.

c)	AA Sponsor Group means AA, and Series Affiliated Race Teams, and their sponsors and any other third party with whom AA and/or Series Affiliated Race Teams contracts.

d)

Activation means sponsorship initiatives, including but not limited to, promotion, advertising, mobile marketing exhibit, merchandising, digital and other marketing, social media, public relations, press releases, announcements, media information, customer or employee experience initiatives, and/or collateral material.

e)	Agreement means this Sponsorship Agreement, and any recitals and exhibits.

f)	Andretti™ Autosport means the trademark of AA.

g)	Andretti Technologies means Andretti Technologies, LLC, an affiliate of AA.

h)

Associate Sponsor means the sponsor who receives the third most prominent brand presentment, including but not limited to, the race car, team uniforms, and equipment, on an Entry and Driver as further detailed in Exhibit C and Exhibit D, after the Primary Sponsor and major sponsor.

i)	Car #98 means the Car #98 Entry driven by Car #98 Driver in the Indianapolis 500 in the Series identified by Car #98 or such other car number as shall be designated by AA and/or the Series.

j)	Car #98 Driver means Marco Andretti or such other individual as shall be designated by AA as the driver of Car #98 in the Indianapolis 500.

k)

Car #98 Entry means the combination of Car #98, race car, Car #98 Driver, team members, including but not limited to, all ancillary equipment and personnel required for participation in the Indianapolis 500.

l)	Cars means: i) the car numbers of the Series Affiliated Race Teams as shall be designated by AA and are participating on a Full-Time basis in the Races, and ii) the Car #98 in the Indianapolis 500.

m)

Confidential Information means this Agreement and/or any information regarding the other Party’s business, plans, products, costs, equipment, operations or customers which may come within the knowledge of either Party, their officers, agents, independent contractors or employees in the performance of this Agreement.

n)

Drivers means: i) the drivers of the Series Affiliated Race Teams as shall be designated by AA as the drivers of the Cars participating on a Full-Time basis in the Races, and ii) the Car #98 Driver in the Indianapolis 500.

o)	Effective Date means February 10, 2022.

p)

Engineering Unit means the location designated by AA for use by the engineering department at Races. It may include, but not be limited to, a transporter at all Races in North America other than the Indianapolis 500 and/or a designated location in the garage area at the Indianapolis 500 and all other Races. The Engineering Unit may also be referred to as the “Zapata P.I.T. Center”.

q)	Entries means the combination of car number, race car, Driver, team members, including but not limited to, all ancillary equipment and personnel required for participation in a Race.

r)	Exclusive Business Category means quantum and machine learning software in connection with the Series.

s)

Force Majeure Event means, with respect to a Party, any strike or other labor dispute, riot, war, insurrections, act of terrorism, Acts of God, any natural disaster, pandemic, fire, explosion, act of government or governmental agency or instrumentality (including the denial or cancellation of any export or other necessary license) or any sanctioning body with jurisdiction over a Party, or other contingency beyond the reasonable control of a Party, which in any such case interferes with, or prevents, the fulfillment by such Party of its obligations hereunder. The Parties acknowledge that as a result of the Coronavirus (COVID-19) the world is experiencing continued lockdowns, closures, event cancellations and other unforeseen disruptions.

t)	Full Season means the participation by an Entry at each of the Races in the Series during a given Season.

u)	Indianapolis 500 means the Indianapolis 500 Mile Race.

v)

Law means: i) federal, state or local law or regulation, or (ii) code, rule, regulation or directive adopted by a sanctioning organization or an industry trade association affecting either Party’s performance of the Agreement.

w)

Marks means all individual and entity names, brand names, trade names, trademarks, service marks, copyrights, logos, and intellectual property of any kind, whether use of it by a person or entity is claimed by ownership or under a license from an owner and/or as identified by either Party.

x)

Materials means any media, including without limitation, television, radio, internet, electronic media such as blog, Facebook, Twitter, Instagram, YouTube, newsletter, podcast, video, mobile iPod, email and DSS feed, print, on-pack, point-of-sale, trade, publicity, and internal use, as well as for account co-marketing programs (which may include account specific TV, radio and print). Additional social media sites not otherwise in existence as of the Effective Date of this Agreement may be added upon written approval of AA which such approval not to be unreasonably withheld, conditioned or delayed.

y)	Parties means AA and Sponsor, the parties to this Agreement.

z)	Primary Sponsor means the sponsor who receives the most prominent brand presentment, including but not limited to, the entry name, race car, team uniforms, and equipment, on an Entry at a Race.

aa)

Races means any and all races including the Indianapolis 500 as contained on the Series racing schedule located at www.indycar.com throughout each year of the Term, collectively, and includes but is not limited to, testing, practice, qualifying sessions, every race, any postponement dates related thereto.

bb)	Season means the period beginning with the first Race and continuing through the final Race in each calendar year. The preliminary 2022 Series Season is contained on Exhibit F.

cc)	Series means the INDYCAR Series sanctioned by INDYCAR, LLC.

dd)	Series Affiliated Race Teams means the wholly owned subsidiaries of AA participating in the Series.

ee)

Sponsor Indemnified Parties means Sponsor, and its parent, subsidiaries and affiliated corporations, and the respective shareholders, members, directors, officers, employees, agents, and successors of each of them.

ff)	Sponsorship Fee means the cash payable by the Sponsor to AA as identified in Exhibit A in exchange for the sponsorship designations, rights and benefits provided by AA to Sponsor.

gg)	Term means the term set out in paragraph 2(a) and defined by the Effective Date and Termination Date.

hh)	Termination Date means December 31, 2024.

ii)

Territory means the United States and its territories and possessions, including Puerto Rico and any other mutually agreed location and only in conjunction with the Sponsor Marks in the United States, or in any other jurisdiction where AA owns or has the right to license. AA acknowledges and agrees Territory shall also include geographic areas worldwide within the reach and breadth of the internet and other digital platforms utilized by Sponsor.

2.	Term. Extension. Exclusivity.

a)

Term. The Term of this Agreement and all rights and obligations specified herein commences on the Effective Date and terminates at midnight Eastern Standard Time on the Termination Date, unless earlier terminated or further extended in accordance with the terms herein. Notwithstanding the foregoing, the Agreement shall be coterminous with the Enterprise Solution Subscription Agreement between the Parties dated February 10, 2022 (“Technology Agreement”) and the Agreement shall automatically terminate upon termination of the Technology Agreement.

i)	Primary Sponsor Opportunities with the Car #98 Entry at the 2023 and/or 2024 Indianapolis 500.

(1)

The Parties agree that Sponsor shall have the first opportunity to purchase the Primary Sponsor designation, rights, and benefits in 2023 for the Sponsorship Fee as identified in Exhibit A, if: i) AA decides to participate with the Car #98 Entry at the 2023 Indianapolis 500, and ii) the Primary Sponsor in 2022 decides not to continue with such designation, rights, and benefits in 2023.

(2)

If Sponsor is the Primary Sponsor in 2023, the Parties agree to meet by June 15, 2023 to discuss continuation of the Primary Sponsor designation, rights, and benefits in 2024. If Sponsor is not the Primary Sponsor in 2023, the Parties agree that Sponsor shall have the first opportunity to purchase the Primary Sponsor designation, rights, and benefits in 2024 for the Sponsorship Fee as identified in Exhibit A, if: i) AA decides to participate with the Car #98 Entry at the 2024 Indianapolis 500, and ii) the Primary Sponsor in 2023 decides not to continue with such designation, rights, and benefits in 2024.

Sponsor acknowledges and agrees AA does not guarantee that: i) AA will participate with the Car #98 Entry at the Indianapolis 500 in 2023 and/or 2024, and/or ii) any such Primary Sponsor designations, rights, and benefits shall become available at any time during the Term of the Agreement. If AA decides to participate with the Car #98 Entry at the 2023 and/or 2024 Indianapolis 500 and any such Primary Sponsor designations, rights, and benefits become available, AA shall provide written notice to Sponsor. Within ten (10) days of AA’s issuance of such notice, Sponsor shall provide AAHC with a written response. If Sponsor accepts any such Primary Sponsor designation, rights, and benefits, then the Parties shall mutually agree on the Primary Sponsor designation, rights, and benefits that shall apply and shall enter into an amendment to this Agreement, accordingly.

b)

Extension. The Parties agree to meet by no later than June 15, 2024 to review the sponsorship and discuss the continuation of this Agreement provided, however, neither Party shall, under any circumstances, be obligated to extend this Agreement.

c)	Exclusivity.

i)

During the Term of the Agreement and any renewal or extension term of the Agreement, Sponsor agrees that it shall not sponsor any other motorsports entity or driver, unless such entity or driver are affiliated with AA Group or has been agreed to in writing by AA.

ii)

Exclusive Business Category. Throughout the Term of this Agreement and in connection with the Series, AA shall not grant to any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization or any form of entity other than a charitable organization doing business in the Exclusive Business Category, the right to use AA’s Marks and any of the sponsorship designations, rights and benefits granted to Sponsor in the Exclusive Business Category, unless mutually agreed upon in writing by the Parties.

3.

Sponsorship Designations, Rights and Benefits. Subject to the terms and conditions of this Agreement, AA hereby grants to Sponsor the sponsorship designations, rights, and opportunities during each year of the Term of the Agreement as described in Exhibits C and D for use in Sponsor’s Activations.

4.

Consideration to AA. In consideration of the designations, rights, and benefits provided by AA to Sponsor pursuant to this Agreement, Sponsor shall provide AA the Sponsorship Fee as identified in Exhibit A in accordance with the terms of this Agreement.

5.

Activation by AA and Marks/Advertising/Publicity. In connection with Sponsor’s use and exercise of the sponsorship rights and benefits granted herein, Sponsor shall abide by the following requirements set forth below:

Sponsor, represents and warrants to AA Sponsor Group that (i) Sponsor is the owner of the Sponsor Marks and acknowledges and understands that all Sponsor Marks and intellectual property are the sole and exclusive property of Sponsor and/or (ii) Sponsor has permission to use the Sponsor Marks and other intellectual property and hereby grants to AA Sponsor Group in any Activation endeavor, including the right to sub-license use of the rights to third parties for these purposes, pursuant to a sponsorship or merchandising agreement and a reasonable and contemplated purpose thereunder, at no cost to AA Sponsor Group the right to depict and show the Cars race cars as raced, all Team equipment and transporters as used, the Drivers’ fire suits and all Team member uniforms and fire suits as worn at each Race and otherwise as covered by this Agreement with all Marks, without the prior approval of Sponsor. Notwithstanding the foregoing, with regards only to licensed products and merchandise, AA shall submit to Sponsor, for its prior written approval (such approval not to be unreasonably withheld, conditioned or delayed), artwork depicting the proposed licensed good and how and where Sponsor’s Marks are used. The request for Sponsor’s approval shall be made in writing or via email. In this regard, should Sponsor fail to respond within three (3) business days of any submission by AA for approval, the item(s) submitted shall be deemed disapproved and Sponsor shall promptly provide sufficiently detailed written explanations as to the basis of the disapproval. Said grant of right does not convey any ownership rights to AA Sponsor Group in any Marks, and Sponsor shall retain complete and unfettered ownership rights in any such Marks. AA Sponsor Group further agrees to discontinue any future use of any Sponsor Marks upon expiration or early termination of this Agreement; provided that AA Sponsor Group has the right to use for an additional period of sixty (60) calendar days any Materials or uniforms (including Drivers’ suits, pit crew suits or Drivers’ and crew uniforms) produced prior to such expiration or early termination, unless this Agreement has been terminated by Sponsor because of a breach by AA. For the avoidance of doubt, AA and Series Affiliated Race Teams shall be solely responsible and liable to Sponsor for any use or misuse of Sponsor’s Marks by AA and Series Affiliated Race Teams and will use their best efforts to prevent any use or misuse of Sponsor’s Marks by their sponsors and any other third party with whom AA and/or Series Affiliated Race Teams contracts in accordance with this paragraph in any Activation endeavor.

6.

Activation by Sponsor. Sponsor shall have the non-exclusive, limited, terminable, revocable, royalty-free right and license (with the right to sublicense) pursuant to this Agreement, without additional compensation to AA, in the geographic areas located in North America and its territories and possessions of the Territory, to depict and use in its Activation within any Materials and other types of images of the Cars race cars as raced, all team equipment and transporters as used, as well as Drivers’ fire suits, Team members’ uniforms and fire suits as worn by AA and Cars at the Races, and otherwise as covered by this Agreement with all Marks, without alteration, including without limitation the Marks of any other sponsors, including the AA logo in any Activation initiatives, but only with the prior written approval of AA. Sponsor may use the rights granted pursuant to this provision in connection with the promotion and sale of any Sponsor service or product which is identified by Sponsor’s trademark, service mark or logo in any Materials. Said grant of right does not convey any ownership rights to Sponsor, in any Marks including the ANDRETTI name or other intellectual property of AA Sponsor Group, and AA Sponsor Group shall retain complete and unfettered ownership rights in their respective Marks including the ANDRETTI name and other intellectual property. Upon expiration or termination of the Term, and provided that this Agreement is not terminated because of a breach by Sponsor, Sponsor shall have the right to use for a period of sixty (60) calendar days after expiration or termination of this Agreement any Materials produced prior to the end of the Term. If Sponsor features the Drivers in any Activation (whether TV, print, internet, approved social media sites/digital marketing or otherwise), which includes images of, or references to, AA’s Cars race cars, Drivers and their uniforms, equipment, transporters or any of AA’s intellectual property, AA’s sponsor’s intellectual property, or the intellectual property of the Series, Sponsor agrees it will only use Cars, the Drivers’ fire suits as worn at the Races, and as otherwise covered by this Agreement and AA’s Cars race cars as raced at the Races, and as otherwise covered by this Agreement, to include AA’s logo and agrees to not feature the Drivers in those Activations in the context of another racing series or racing team or with any other race cars or racing drivers’ fire suits other than AA, without prior AA approval, which shall not be unreasonably withheld, conditioned or delayed. AA represents and warrants that it has the above-described ability to license all Marks, including AA Sponsor Marks and Drivers or Team member’s Marks to be used by Sponsor, and that no use by Sponsor of such Marks as set forth herein will infringe on a third party’s intellectual property rights and AA agrees to indemnify and protect Sponsor from any claims occurring due to Sponsor’s use of such Marks in accordance with paragraph 14(a)(i) below.

a)

All rights granted to Sponsor and its assignees under this Agreement with respect to Activation initiatives, hospitality programs, depictions and reproductions of AA, Series Affiliated Race Teams, and their team members, Cars or the Drivers’ images, names and uniforms and intellectual property, and any other uses or publication of AA and/or Series Affiliated Race Teams’ information, photographs, publicity material, artwork or information and/or other sponsors’ names, symbols, Marks, whether depicted on Cars, their Team members’ uniforms, equipment or otherwise, is qualified and limited by the requirement that before such use, Sponsor must obtain AA’s written permission for each use, which permission shall not be unreasonably withheld, conditioned or delayed. The request for AA’s approval shall be made in writing or via email. In this regard, should AA fail to respond within three (3) business days of any submission by Sponsor for approval, the item(s) submitted shall be deemed disapproved and AA shall promptly provide sufficiently detailed written explanations as to the basis of the disapproval. Notwithstanding the foregoing, AA will use good faith efforts to respond to Sponsor’s request as soon as possible without allowing three (3) business days to pass between submission and approval/disapproval. Sponsor further agrees that it will submit to AA any information reasonably requested concerning the nature and extent of its intended use of such material of AA, in order for AA to make a fully informed decision regarding its consent.

Further, Sponsor will abide by any reasonable instructions and limitations communicated to it by AA with respect to an approved use or publication.

b)

Mutual Historical License. Each Party grants the other Party a perpetual, approval-free (as long as used and produced during the Term of this Agreement), royalty-free license to use the likeness of the Cars’ images, names and uniforms, pit equipment and other intellectual property hereunder bearing both Parties’ Marks for historical reference and historical display purposes only (e.g., a corporate museum, blog, Facebook, Twitter, Instagram, YouTube, and other approved social media sites) and not for promoting or producing goods, services or any brands or in exchange for consideration.

c)	AA represents and warrants that it has full authority and power to allow Sponsor to use the Marks of AA, Cars and Drivers in the Territory as described in this Agreement.

7.

Pass-Through Rights. Provided that such use does not conflict with another sponsor and/or sponsor’s pass-through partner of AA Sponsor Group and Drivers, and subject to prior approval by AA, Sponsor shall have the right to permit its strategic partners, distributors, vendors and customers within its exclusive category and designation as set forth in the Agreement to use AA, Entries’ and Drivers’ promotional rights and other benefits contained herein and as outlined in Exhibit C for the Races, which approval shall not be unreasonably withheld, conditioned or delayed. Any Sponsor pass-through partner shall be subject to AA’s reasonable approval and shall not conflict with AA Sponsor Group’s and Drivers’ then-existing team sponsors, prospective sponsor and/or sponsors’ pass-through partners. AA understands, acknowledges, and agrees that the logos, trademarks, corporate names, pictures, and descriptions of the products and/or services of Sponsor’s customers may be featured prominently in such branding; provided, however: i) such materials shall not be utilized in any promotional materials or Team related materials without the use of Sponsor’s logo, trademarks, corporate name and/or Sponsor’s products, and ii) such materials shall not be more prominent than Sponsor’s logo, trademarks, corporate name and/or Sponsor’s products.

A pass-through entity to which Sponsor passes through any of its AA, Entries and Drivers promotional rights which involve any display of such entity’s name, logo, trademark, trade name or other intellectual property must provide to AA Sponsor Group and Drivers in writing, a license for use thereof, and give the same representations, warranties, indemnities, and insurance coverage to AA Sponsor Group and Drivers as Sponsor has given in this Agreement with respect to use of Sponsor’s name, logo, trademark, trade name, and other intellectual property and be subject to the approval requirements as stated in paragraph 6 or elsewhere in this Agreement.

8.

Conduct. AA shall require its Drivers and all team members directly connected with the Cars, at all times, to not engage in: (i) any criminal activity or (ii) any activity that would be detrimental to Sponsor or its products or services.

If at any time during the Term of this Agreement, Sponsor believes a Driver or team member has engaged in conduct prohibited by paragraph 8, Sponsor shall notify AA in writing, and AA shall have forty-eight (48) hours to investigate and recommend in writing a course of action to Sponsor to cure such issues and AA shall work in good faith to manage and handle such issues. AA shall make reasonable efforts to mitigate the reputational damage to Sponsor, including, but not be limited to, the Team issuing a public statement or the Team engaging a reputation management company.

9.	Non-Participation. Sponsor is not entitled to share in any of the profit, financial awards, prize money, or bonus money won by AA Group and/or AA Sponsor Group.

10.

Car #98 Driver Incapacity/Disaffiliation. If Sponsor has purchased the Primary Sponsor designation, rights, and benefits of the Car #98 Entry at the 2023 and/or 2024 Indianapolis 500 and if the Car #98 Driver dies or becomes physically incapacitated or is not otherwise available due to illness or suspension as a result of a Series violation or infraction and unable to drive Car #98 in the Indianapolis 500, AA shall immediately notify Sponsor. AA shall replace such Car #98 Driver with a similarly qualified driver. If AA is required to temporarily replace such Car #98 Driver in the 2023 and/or 2024 Indianapolis 500 and Sponsor has purchased the Primary Sponsor designation, rights, and benefits, AA shall have prior consultation with Sponsor, if possible, given the circumstances. In the event of a replacement of Car #98 Driver, Sponsor may elect to continue to use the name, likeness, etc. of the original Car #98 Driver throughout the remainder of the Term of the Agreement in which such incapacity or disaffiliation occurs, or it may elect to schedule a commercial shoot with the replacement Car #98 Driver. In no event shall Sponsor be required to pay any additional amount for any rights associated with the use of the name, likeness, biographical information or endorsement of a replacement Car #98 Driver. Sponsor acknowledges and agrees that the death or incapacity of Car #98 Driver shall not be construed as an event for cause to terminate its duties and obligations under this Agreement. For avoidance of doubt, the obligations of AA under this paragraph relate only to the Car #98 Driver and Car #98; they do not relate to any other Drivers other than Car #98 and/or any other Cars other than Car #98 of AA Group.

11.	Independent Contractor. The Parties hereby understand and agree that their relationship is that of an independent contractor.

a)	Nothing in this Agreement is intended to make either Party a general or special agent, legal representative, subsidiary, joint venture, partner, employee or servant of the other for any purpose.

b)

Neither Party shall make any express or implied agreements, guarantees or representations, or incur any debt, in the name of or on behalf of the other or represent that their relationship is other than independent contractors. Neither Party shall be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized hereunder.

12.

Termination. In addition to any other remedy set forth in this Agreement or otherwise available at law or in equity, either Party may terminate this Agreement at any time, effective upon the service of termination notice, without prejudice to any other legal rights to which such terminating Party may be entitled, upon the occurrence of any one or more of the following: i) material default by the other Party in performance of any of the provisions of this Agreement which is not cured within thirty (30) days (or in the case of failure to pay by Sponsor if not cured within five (5) days) following written notice of such default to the defaulting Party unless such default is not capable of being cured in such period in which event such period shall be extended so long as such Party has commenced curing such default in said period and diligently pursues curing the default; ii) the making by the other Party of an assignment for the benefit of creditors; iii) the appointment of a trustee, receiver or similar officer of any court for the other Party or for a substantial part of the property of the other Party, whether with or without consent of the other Party; or iv) the institution of bankruptcy, composition, reorganization, insolvency or liquidation proceedings by or against the other Party without such proceedings being dismissed within thirty (30) days from the date of the institution thereof.

13.	Insurance.

a)	AA.

i)

Upon mutual execution of this Agreement and continuing for the Term of this Agreement, AA shall provide Sponsor with a certificate of insurance from its qualified and licensed insurer certifying that it has or will have during the Term one or more insurance policies in force covering all of its activities directly or indirectly relating to the performance of its obligations hereunder and providing:

(1)	Commercial General Liability (CGL) insurance in an amount not less than $5,000,000.00 combined single limit which shall include advertiser’s liability and contractual liability.

(2)	Race Owners & Sponsors Liability Insurance in an amount of not less than $5,000,000 combined single limit for each accident.

(3)

Auto liability insurance covering the legal liability of AA to pay claims because of damage to property and for injuries to or death of any person or persons arising out of the ownership, maintenance or use of any motor vehicle (excluding race cars), in an amount of not less than $5,000,000.00 combined single limit for each accident.

(4)	Worker’s Compensation Insurance, Employer’s Liability Insurance and any other type of insurance which is required in accordance with the laws of the State of Indiana.

The certificate of insurance shall also certify that Sponsor Indemnified Parties are additional insureds under the aforesaid liability insurance policies and shall specifically state that coverage as it pertains to the Sponsor Indemnified Parties shall be primary and noncontributory regardless of any other coverage which may be available to the Sponsor Indemnified Parties.

14.	Indemnification.

a)	AA

i)

AA shall defend, indemnify and hold harmless Sponsor Indemnified Parties against any and all claims, expenses, damages, suits, losses, actions, judgments, liabilities, and costs (including reasonable legal fees) asserted by any third-party for trademark or copyright infringement or other claim involving misuse or misappropriation of intellectual property arising out of the authorized publication, use or depiction of AA’s Marks by Sponsor in the geographic areas located in North America and its territories and possessions of the Territory.

ii)

AA further agrees to defend, protect, indemnify and hold Sponsor Indemnified Parties harmless against any and all expenses, damages, claims, suits, losses, actions, judgments, liabilities and costs (including reasonable legal fees) arising out of, connected with, or resulting from any personal injuries, death or property loss or damage, or any claim, expense, damage, suit, loss, injury, death or other loss suffered specifically resulting from any act or omission by AA or any of its officers, agents, employees and directors, but in no event shall AA’s obligations under this paragraph exceed the amount of the consideration provided by Sponsor to AA during a calendar year of the Term of the Agreement. Liability arising out of the willful or negligent act or omission of Sponsor is excluded from AA’s obligation hereunder.

b)	Sponsor.

i)

Sponsor shall defend, indemnify and hold harmless AA Indemnified Parties against any and all claims, expenses, damages, suits, losses, actions, judgments, liabilities, and costs (including reasonable legal fees) asserted by any third-party for trademark or copyright infringement or other claim involving misuse or misappropriation of intellectual property arising out of the authorized publication, use or depiction of Sponsor’s Marks.

ii)

Sponsor further agrees to defend, protect, indemnify and hold AA Indemnified Parties harmless against any and all expenses, damages, claims, suits, losses, actions, judgments, liabilities and costs (including reasonable legal fees) arising out of, connected with, or resulting from any personal injuries, death or property loss or damage, or any claim, expense, damage, suit, loss, injury, death or other loss suffered specifically resulting from any act or omission by Sponsor or any of its officers, agents, employees and directors. Liability arising out of the willful or negligent act or omission of AA is excluded from Sponsor’s obligation hereunder.

c)	All indemnities set forth in this Agreement are expressly conditioned on the indemnitor:

i)	receiving from the indemnitee prompt notice of any claim, demand, suit or action giving rise to such claim for indemnity;

ii)	receiving all reasonably necessary and available information, assistance and cooperation from the indemnitee with respect to the defense or settlement of the claim;

iii)	having the right to select, subject to the reasonable approval of indemnitee, counsel for the indemnitee; and

iv)	having control of the defense and authority to settle or litigate at the election of the indemnitor, subject to the reasonable approval of indemnitee.

15.

Assignment. Neither Party shall assign its rights or performance obligations under this Agreement without the prior written consent of the other (other than (a) to a parent company or any wholly owned subsidiary of such parent company, where the assignee agrees to be bound by all obligations and the assignor guarantees the performance of all obligations or (b) in connection with a merger or sale of all or substantially all of a Party’s assets or securities). This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their approved successors and assigns, which, unless otherwise stated in the consent to assignment, shall be substituted for the assignor as a Party to this Agreement for all rights and obligations arising after the approved assignment.

16.

Notices. All notices required or permitted hereunder shall be in writing and shall be either personally delivered, delivered by a national courier service (e.g., FedEx, UPS, DHL or similar), sent by registered or certified U.S. mail, return receipt requested or sent by facsimile or electronic mail during the addressee’s regular business hours and if by facsimile, confirmed by facsimile answerback and in each case addressed in Exhibit B or such other address(es) or persons as a Party may designate in writing from time to time. Any notice given by pre-paid registered or certified United States mail shall be deemed to have been served four (4) U.S.P.S. business days after it is mailed and any notice given by facsimile or email shall be deemed to have been served twenty-four (24) hours after it is dispatched provided, in the case of facsimiles, a contemporaneous record verifying completed transmission is obtained by the sender, and in the case of email, a contemporaneous record verifying completed transmission is obtained by the sender and no record indicating delivery was undeliverable is obtained by the sender. Notices given by hand delivery or courier service are deemed to have been served and are effective when delivered to an officer of the recipient or other person having the apparent authority to receive notices. If a communication would otherwise be deemed to have been served outside normal business hours in the place of receipt (being 9:00 a.m. to 5:00 p.m. on a business day in the territory of the intended recipient) in the time zone of the territory of the recipient, it shall be deemed to have been received and served at 9:00 a.m. on the next business day in the territory of the recipient. In proving service other than by hand delivery by a Party, it shall be sufficient to prove that the notice, email or facsimile containing the notice was properly dated, addressed, and was either put in the mail or sent by courier, or in the case of facsimile or email, received at the recipient’s facsimile number or email address.

17.

Confidential Information. The Parties covenant and agree to treat as confidential, and to not disclose to any third-party other than employees, attorneys, accountants, agents or independent contractors of the recipient who have a need to know the Confidential Information to perform its obligations under this Agreement (provided such persons are obligated to maintain the confidentiality of the Confidential Information), during and at any time after the Term of this Agreement, any Confidential Information, without securing the prior written consent of the other Party. The recipient shall promptly return to the disclosing Party or destroy all copies of any Confidential Information of the disclosing Party in its possession or control upon request, or in any event, upon any termination or expiration of the Term. Receiving Party shall certify in writing to the disclosing Party such return or destruction, as the case may be, within fifteen (15) days of disclosing Party’s request. A Party’s Confidential Information does not include information that (i) is or becomes a part of the public domain through no act or omission of the other Party; (ii) was in the other Party’s lawful possession prior to the disclosure and had not been obtained by the other Party either directly or indirectly from the disclosing Party; (iii) is lawfully disclosed to the other Party by a third party without restriction on disclosure; or (iv) is independently developed by the other Party without use of or reference to the disclosing Party’s Confidential Information. In addition, this paragraph will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by law or valid order of a court or other governmental authority; provided, however, that the responding Party must first give notice to the other Party and must make a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.

18.

Entire Agreement. Amendment. Waiver. This Agreement contains the entire and only understanding between the Parties with respect to the subject matter contained herein and supersedes any and all prior negotiations, understandings or agreements in regard thereto. This Agreement may only be amended by a written document executed by each Party. No alteration, change, modification or waiver to or of this Agreement shall be valid or binding unless in writing and signed by both Parties hereto.

19.

Survival. Each Party hereto agrees that the obligations and duties and any other provision herein which must similarly survive in order to affect the purpose and/or intent of this Agreement are continuing obligations and duties and shall survive the termination of this Agreement until the expiration of all applicable statutes of limitation.

20.	Interpretation. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

21.

Severability. Compliance with the Law. If any part of this Agreement is declared unenforceable or invalid, the remainder will continue to be valid and enforceable. If a reasonable basis exists for believing that any provision of this Agreement violates any Law, then the Parties shall promptly modify this Agreement to the extent necessary to bring about compliance with such Law; provided, however, that if such modification would cause this Agreement to fail in its essential purpose or purposes, it shall be deemed terminated by mutual agreement of the Parties.

22.	Governing Law. This Agreement is made in the State of Indiana and shall be governed by the substantive provisions of Indiana law without regard to its conflicts of laws rules.

23.

Equitable Rights. Each Party shall be entitled to seek injunctive relief restraining the breach or threatened breach of each Party’s obligation under paragraph 17 of this Agreement, the unauthorized use of the Marks of either Party, or by Sponsor of the Marks of AA Sponsor Group, its parent company, subsidiaries or affiliates, or the enforcement of any of the covenants in this Agreement, and to specific performance thereof. The Parties agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of said paragraph 17, unauthorized use of Marks or failure of any of the covenants and agree to waive the defense in any action for injunctive relief or specific performance that a remedy at law would be adequate. Neither Party shall be required to furnish a bond in order to obtain equitable relief and if bond cannot be waived, security thereon shall not be required.

24.

Dispute Resolution. If a dispute arises between AA and Sponsor under this Agreement, the Parties shall attempt to resolve such dispute by good faith negotiation for at least sixty (60) days prior to resorting to arbitration. If the Parties are unable to resolve the dispute after such good faith negotiation, such dispute shall be determined confidentially by binding arbitration in New Castle County, Delaware conducted with the commercial arbitration rules of JAMS by a mutually selected single arbitrator of national standing who routinely engages in valuing multi-media and sponsorship rights in the motorsports industry similar to the rights covered under this Agreement and having no affiliation with either Party. The arbitrator shall have the authority to award any remedy or relief that a State Court of New Castle County, Delaware or United States District Court for the district of Delaware could order or grant, and no other remedy or relief. Judgment upon the award may be entered in any court having jurisdiction thereof and shall be final, binding, and unappealable. The arbitrator has no authority to award punitive, exemplary or multiplied damages, and such damages shall not be recoverable by any other process or in any other proceeding. The Parties shall share equally in the cost of such arbitration, excluding each individual Party’s attorney’s fees, expert fees and other party-specific costs of participating in such arbitration. The Parties agree to maintain the confidential nature of the arbitration proceeding and the award, including the arbitration hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a provisional remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision. Notwithstanding the above, either Party may file a complaint to seek a preliminary injunction or other provisional judicial relief at any time if, in its sole judgment, an injunction or other provisional relief is necessary to avoid irreparable damage to or to preserve the status quo.

25.

Venue. Jurisdiction. Any claims shall be brought exclusively in the State Courts of New Castle County, Delaware or United States District Court for the district of Delaware. Each of the Parties irrevocably consents to the personal jurisdiction of such courts, and all courts to which appeals may be taken from such courts, agrees to accept service of process by certified or registered mail and hereby irrevocably waives any rights to a jury trial of any claim or cause of action arising out of or relating to this Agreement, and any jurisdictional or venue defenses otherwise available to it.

26.

Rights and Remedies Cumulative. The rights and remedies set forth herein are intended to be cumulative, and the exercise of any right or remedy by either Party shall not preclude or waive its exercise of any other rights or remedies hereunder or pursuant to law or equity.

27.

Force Majeure. Each Party will promptly notify the other upon becoming aware that a Force Majeure Event has occurred or is likely to occur and will use reasonable efforts to minimize any resulting delay in, interference with or prohibition of the performance of its obligations hereunder. Notwithstanding anything in this Agreement to the contrary, neither Party will be liable for any result of a Force Majeure Event, except that, if a Force Majeure Event precludes AA from entering or participating with Sponsor as the sponsor of a Car in a Race, AA shall negotiate in good faith to make available a mutually agreed upon remedy of relatively equal value to the benefits the Sponsor would have been entitled for the Race that a Force Majeure Event precluded AA from entering or participating with the Car. Such mutually agreed upon remedy could include, but shall not be limited to, comparable rights and benefits with the Cars in the same year or the year immediately following the Series Race(s) in question regardless of whether this Agreement is renewed.

28.

No Construction against Drafting Party. Each Party to this Agreement expressly recognizes that this Agreement results from a negotiation process in which each Party participated and contributed to the drafting of this Agreement. Accordingly, no legal or other presumptions in favor of, or adverse to, either Party concerning the construction or interpretation of this Agreement shall apply and each Party expressly waives the right to assert such a presumption in any proceedings or disputes connected with, arising out of, or involving this Agreement.

29.

Prevailing Party. Should any Party commence legal action to interpret or enforce or obtain any remedy for breach of the terms of this Agreement, the prevailing Party (as determined by a final non-appealable judgment or order) in such action shall be entitled to recover reasonable attorney’s fees, court costs and other legal expenses incurred at the trial and appellate levels and in any bankruptcy, reorganization, insolvency or other similar proceedings.

30.

Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be considered on and the same Agreement. The Parties agree that for purposes of negotiating and finalizing this Agreement, any signed documentation, including this Agreement and any subsequent amendments, transmitted electronically or by facsimile machine shall be treated in all manners and in all respects as an original document and shall have the same binding legal effect as an original contract. An electronic, photocopied or facsimile signature of any Party shall be considered for these purposes as an original signature. At the request of either Party, any facsimile, photocopied or electronic executed document shall be re-executed by both Parties in an original form.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives.

AA: Andretti Autosport Holding Company, Inc.		Sponsor: Zapata Computing, Inc.

By:	/s/ J-F Thormann	By:	/s/ Christopher J. Savoie
	J-F Thormann President		Christopher J. Savoie CEO

Date:	February 10, 2022	Date:	February 10, 2022

EXHIBIT A

CONSIDERATION TO AA

Sponsorship Fee

1)

Subject to the terms of this Agreement and in consideration for the sponsorship designations, rights and benefits provided by Team to Sponsor pursuant to this Agreement, Sponsor shall pay to Team the Sponsorship Fee in cash due and payable by wire transfer during each year of the Term of this Agreement as follows:

2022	$2,000,000.00 USD

Payment Dates	Amount
Upon execution of this Agreement	$500,000.00 USD
March 15, 2022	$500,000.00 USD
May 15, 2022	$500,000.00 USD
July 15, 2022	$500,000.00 USD

2023	$3,000,000.00 USD

Payment Dates	Amount
January 15, 2023	$750,000.00 USD
March 15, 2023	$750,000.00 USD
May 15, 2023	$750,000.00 USD
July 15, 2023	$750,000.00 USD

2024	$3,000,000.00 USD

Payment Dates	Amount
January 15, 2024	$750,000.00 USD
March 15, 2024	$750,000.00 USD
May 15, 2024	$750,000.00 USD
July 15, 2024	$750,000.00 USD

2)

Subject to the provisions of paragraph 2(a)(i)(1) of this Agreement in connection with Sponsor’s election to purchase the Primary Sponsor designation, rights, and benefits with the Car #98 Entry at the 2023 Indianapolis 500, Sponsor shall pay to Team the additional Sponsorship Fee set forth below in cash due and payable by wire transfer during the Term of this Agreement as follows:

2023	$1,000,000.00 USD

Payment Dates	Amount
Upon execution of amendment	$500,000.00 USD
February 15, 2023	$250,000.00 USD
April 15, 2023	$250,000.00 USD

3)

Subject to the provisions of paragraph 2(a)(i)(2) of this Agreement in connection with Sponsor’s election to purchase the Primary Sponsor designation, rights, and benefits with the Car #98 Entry at the 2024 Indianapolis 500, Sponsor shall pay to Team the additional Sponsorship Fee set forth below in cash due and payable by wire transfer during the Term of this Agreement as follows:

2024	$1,000,000.00 USD

Payment Dates	Amount
Upon execution of amendment	$500,000.00 USD
February 15, 2024	$250,000.00 USD
April 15, 2024	$250,000.00 USD

EXHIBIT B

OFFICIAL NOTICES

If to Sponsor, to:

Zapata Computing, Inc.

100 Federal Street, Floor 20

Boston, MA 02110

Attention: Christopher J. Savoie, CEO

Facsimile Number:

With a copy, to:

Zapata Computing, Inc.

255 Jamestown Park Drive, Suite 101

Brentwood, TN 37027

Attn: Legal Department

If to AA:

Andretti Autosport Holding Company, Inc.

7615 Zionsville Road

Indianapolis, Indiana 46268

Attention: J-F Thormann, President

With a copy to:

Frasco Caponigro Wineman Scheible Hauser & Luttmann, PLLC

1301 W. Long Lake Road, Suite 250

Troy, Michigan 48098

Attention: Roy A. Luttmann, Esq.

EXHIBIT C

SPONSORSHIP DESIGNATION, RIGHTS AND BENEFITS

In exchange for payment of the Sponsorship Fee and other consideration provided pursuant to this Agreement, Andretti Autosport Holding Company, Inc. (“AA” or “Team”) shall provide, or cause to be provided, to Zapata Computing, Inc. (“Sponsor”) the following designations, rights, and benefits for use by Sponsor during each year of the Term of this Agreement.

Status and Designation:

1)	Naming Sponsor Rights Status of AA Series Engineering Unit.

a)	Naming sponsor rights status on the Engineering Unit at all Races:

b)	The Parties shall refer to the Engineering Unit as the “Zapata P.I.T. Center” or other reference to be mutually agreed upon by the Parties.

c)	AA shall have the right to assign and affiliate to the Engineering Unit:

i)	Non-conflicting major, associate, technical and supplier/provider level sponsors for all Races.

For purposes of this paragraph, a non-conflicting sponsor is a person or entity that does not conflict with Sponsor’s designation as detailed under paragraph 4(a)(ii) of this Exhibit and as determined by AA.

2)	Associate Sponsor Rights Status on Series Affiliated Race Teams’ Full-Season Entries.

a)	Associate Sponsor status on Series Affiliated Race Teams’ Full-Season Entries at all Races.

3)	Associate Sponsor Rights Status on Car #98 Entry.

a)	Associate Sponsor status on the Car #98 Entry at the Indianapolis 500, except as otherwise provided in paragraph 2(a)(i) of this Agreement.

4)	Official Sponsor Rights Status with AA.

a)	Official sponsor and exclusive designation with AA’s Series program for all Races.

i)	Official Sponsor; and

ii)	Official Quantum Computing Sponsor.

5)	Official Provider Rights Status with Andretti Technologies.

a)	Official Provider of Andretti Technologies.

i)	Official Technology Provider; and

ii)	Official Quantum Computing Provider.

Brand Integration:

6)	Engineering Unit and Other Related Assets:

a)	Zapata P.I.T. Center (see Exhibit D):

i)	Exterior – Color and design with Sponsor branding featured in a prominent position on driver/passenger sides and rear tailgate as mutually determined by the Parties; and

ii)	Interior – Sponsor branding featured in a prominent position within the engineering office space as determined by AA.

b)	Data Acquisition Engineer (D.A.G.) uniform shirts and fire suit (see Exhibit D): *

i)	Color and design;

ii)	Center chest;

iii)	Center back;

iv)	Front collar;

v)	Right and left forearms (both forearms between wrist and elbow); and

vi)	Right and left side leg.

*One per Entry.

c)	Engineering offices within the AA garage area at the Indianapolis Motor Speedway for the Indianapolis 500 Race.

i)	Exterior – Sponsor branding featured in a prominent position on the exterior garage sign over the engineering office area as mutually determined by the Parties; and

ii)	Interior – Sponsor branding featured in a prominent position within the engineering office space as mutually determined by the Parties.

7)	Series Affiliated Race Teams’ Full-Season Entries (All Races):

a)	Race Cars (see Exhibit D): *

i)	The lower rear side pod area or other position to be mutually agreed upon by the Parties. AA shall make reasonable efforts to provide Sponsor with a consistent position on all Cars.

*Subject to final design of the universal aero kit and aeroscreen.

b)	Driver fire suit, pit crew fire suits and crew uniform shirts:

i)	Left sleeve or other position to be mutually agreed upon by the Parties. AA shall make reasonable efforts to provide Sponsor with a consistent position on all apparel listed in b) above.

c)	Transporters:

i)	Rear entry in a manner consistent with associate/supplier sponsors.

d)	Engineering stands (see Exhibit D):

i)	In a manner consistent with associate/supplier sponsors; and

ii)	Sponsor acknowledges and agrees that AA must take into account the needs and contractual obligations for the Primary Sponsors that are to be featured in the most prominent position on each Entry.

e)	Pit equipment including the fuel tank and crowd barriers:

i)	In a manner consistent with associate/supplier sponsors.

f)	Miscellaneous:

i)	Driver autograph cards; and

ii)	Press releases.

8)	Car #98 Entry –Indianapolis 500:

a)	Race car (see Exhibit D): *

i)	Lower side of tub; and

ii)

The lower rear side pod area or other position to be mutually agreed upon by the Parties. AA shall make reasonable efforts to provide Sponsor with a consistent position on Car # 98 similar to what Sponsor receives across the Series Affiliated Race Teams’ Full Season Entries.

*Subject to final design of the universal aero kit and aeroscreen.

b)	Driver fire suit, pit crew fire suits and crew uniform shirts:

i)

Left sleeve or other position to be mutually agreed upon by the Parties. AA shall make reasonable efforts to provide Sponsor with a consistent position on all apparel listed in b) above similar to what Sponsor receives across the Series Affiliated Race Teams’ Full Season Entries.

c)	Engineering stands (see Exhibit D):

i)	In a manner consistent with associate/supplier sponsors; and

ii)	Sponsor acknowledges and agrees that AA must take into account the needs and contractual obligations to the Primary Sponsor that is to be featured in the most prominent position on the Car #98 Entry.

d)	Pit equipment including the fuel tank and crowd barriers:

i)	In a manner consistent with associate/supplier sponsors.

e)	Miscellaneous:

i)	Driver autograph cards; and

ii)	Press releases.

Hospitality and Experiential Assets:

9.	Full-Season Assets.

a)

Four (4) non-transferable Season-long Series hard card credentials or equivalent providing gate access, garage access and/or pit access to all Races and inclusive of Season-long access to the AA VIP Hospitality Unit.

i)	Access to Races is controlled by the Series, may require a Race-mode-sticker and may be more limited at the Indianapolis 500.

b)	Non-transferable VIP Series single event credentials or equivalent available to Sponsor pursuant to paragraphs 10 and 11 of this Exhibit are subject to the following:

i)	Access to Races is controlled by the Series, may require a Race-mode-sticker and may be more limited at the Indianapolis 500.

c)	Right to purchase additional experiential assets at Sponsor’s cost based upon AA rate card and subject to availability.

d)	Right to participate in the post-race winner photo session when an AA and/or Series Affiliated Race Teams’ Driver wins a race – limited to no more than ten (10) participants unless otherwise agreed.

e)	Right to purchase hotel rooms within the AA sponsor room block at select events, subject to availability at Sponsor’s cost based upon AA rate card and hotel’s minimum room nights requirements.

10.	INDYCAR Grand Prix and Indianapolis 500 Races.

a)	INDYCAR Grand Prix.

i)	Four (4) non-transferable VIP Series single event credentials or equivalent;

ii)	Six (6) passes to a trackside suite, inclusive of catering, for Practice/Qualifying Day and Race Day;

iii)	One (1) behind-the-scenes garage and race car tour at a mutually agreed time/day/location; and

iv)	One (1) ten (10) minute at-track “meet and greet” with a Driver at a mutually agreed time/day/location.

b)	Indianapolis 500.

i)	Four (4) nontransferable VIP Series single event credentials or equivalent;

ii)	Six (6) passes to a trackside suite, inclusive of catering, for Indianapolis 500 Carburetion Day and Race Day;

iii)	One (1) behind-the-scenes garage and race car tour for credentialed guests attending Carburetion Day or Legends Day at a mutually agreed upon time/day/location;

iv)	Six (6) tickets to the annual “Night Before the Race” party held at AA’s headquarters;

(1)	Complimentary round-trip bus transportation from AA’s host hotel provided for guests attending the party; and

(2)	Right to purchase additional tickets at Sponsor’s cost based upon AA rate card.

v)	Complimentary round-trip, police-escorted bus transportation from AA’s host hotel on race day provided for six (6) guests.

(1)	Right to purchase additional tickets or organize a dedicated bus at Sponsor’s cost based upon AA rate card.

11.	All Remaining Races.

a)

An allotment of seventy (70) non-transferable VIP Series single event credentials or equivalent providing gate access, garage access and/or limited pit access (each credential being for a single Race use) and an allotment of seventy (70) passes to the AA VIP Hospitality Unit.

i)	Maximum Allocations Per Race.

(1)

The maximum allocation of event credentials and hospitality passes shall be six (6), with the right to purchase additional event credentials and hospitality passes at Sponsor’s cost based upon AA rate card and subject to availability; and

b)	One (1) behind-the-scenes Engineering Unit tour at each Race for credentialed guests at a mutually agreed upon time/day/location.

c)	One (1) behind-the-scenes garage and race car tour at each Race for credentialed guests at a mutually agreed upon time/day/location.

d)	One (1) ten (10) minute at-track “meet and greet” with a Driver at each Race for credentialed guests at a mutually agreed upon time/day/location.

Driver Appearance Days and Production Days:

12.	Car #26, Car #27, Car #28, and Car #29 Drivers (Full-Season Drivers).

a)	In Race Market Appearances:

i)

Two (2) appearances from a Driver at a mutually agreed upon time/day/location with each appearance to be utilized in conjunction with a Race weekend and taking into account the needs of the Primary Sponsor of the Entry for the selected Race;

ii)	For purposes of this Agreement, an appearance shall be deemed “In Race Market” if it is located within a thirty (30) minute drive time from the local Race circuit;

iii)	Appearances shall not exceed two (2) hours, excluding travel time; and

iv)	Additional appearances may be available from AA, but are subject to Sponsor’s cost based upon AA rate card, Driver availability, and AA’s review and approval.

b)	Out of Race Market Appearance:

i)	Two (2) appearances from a Driver at a mutually agreed upon time/day/location;

ii)

For purposes of this Agreement, an appearance shall be deemed “Out of Race Market” if: (i) it is not scheduled during a Race weekend; or (ii) if it is located more than a thirty (30) minute drive time from the local Race circuit if scheduled over a Race weekend.

iii)	Appearance shall be in the continental United States, be arranged through AA and have a duration of one (1) day not to exceed six (6) hours, excluding travel time;

iv)

Sponsor shall pay the Driver’s reasonable and necessary expenses only, including two (2) first class air travel tickets and if required, hotel accommodations, ground transportation and meal expenses (which shall be agreed upon by AA and Sponsor prior to travel); and

v)	Additional appearances may be available from AA, but are subject to rate card cost, Driver availability and AA’s review and approval.

c)	Production Day Appearance:

i)	One (1) appearance from a Driver at a mutually agreed upon time/day in Indianapolis, Indiana or other mutually agreed upon location;

ii)

For purposes of this Agreement, an appearance shall be deemed a “Production Day” if it is for the purpose of capturing still photography, voice/video recordings, or taping sessions, and/or radio/television commercial shoots to be used in all Materials or other purposes to be mutually agreed upon by the Parties;

iii)	Appearance shall be arranged through AA and have a duration of one (1) day not to exceed six (6) hours, excluding travel time;

iv)

Sponsor shall pay the Driver’s reasonable and necessary expenses only, including two (2) first class air travel tickets and if required, hotel accommodations, ground transportation and meal expenses (which shall be agreed upon by AA and Sponsor prior to travel); and

v)	Additional appearances may be available from AA, but are subject to Sponsor’s cost based upon AA rate card, Driver availability and AA’s review and approval.

d)	Virtual Appearances:

i)	Two (2) virtual appearances from a Driver at a mutually agreed upon time/day.

ii)

For purposes of this Agreement, an appearance shall be deemed “Virtual” if it takes place over a virtual meeting platform such as Microsoft Teams, Zoom, Citrix or GoToMeeting or other similar virtual meeting technology;

iii)	Appearance shall not exceed one (1) hour; and

iv)	Additional appearances may be available from AA, but are subject to Sponsor’s cost based upon AA rate card, Driver availability and AA’s review and approval.

13.	Car #98 Driver (2022 only).

a)	Out of Race Market or Production Day Appearance:

i)	One (1) appearance at a mutually agreed upon time/day/location;

ii)

For purposes of this Agreement, an appearance shall be deemed “Out of Race Market” if: (i) it is not scheduled during a Race weekend; (ii) if it is located more than a thirty (30) minute drive time from the local Race circuit if scheduled over a Race weekend; or (iii) an appearance shall be deemed a “Production Day” if it is for the purpose of capturing still photography, voice/video recordings, or taping sessions, and/or radio/television commercial shoots or other purposes to be mutually agreed upon by the Parties;

iii)	Appearance shall be in the continental United States, be arranged through AA, and have a duration of one (1) day not to exceed six (6) hours, excluding travel time;

iv)

Sponsor shall pay the Driver’s reasonable and necessary expenses only, including two (2) first class air travel tickets and if required, hotel accommodations, ground transportation and meal expenses (which shall be agreed upon by AA and Sponsor prior to travel); and

v)	Additional appearances may be available from AA, but are subject to Sponsor’s cost based upon AA rate card, Driver availability and AA’s review and approval.

b)	Virtual Appearance:

i)	One (1) virtual appearance at a mutually agreed upon time/day;

ii)

For purposes of this Agreement, an appearance shall be deemed “Virtual” if it takes place over a virtual meeting platform such as Microsoft Teams, Zoom, Citrix or GoToMeeting or other similar virtual meeting technology;

iii)	Appearance shall not exceed one (1) hour; and

iv)	Additional appearances may be available from AA, but are subject to Sponsor’s cost based upon AA rate card, Driver availability and AA’s review and approval.

Engineer and/or D.A.G. Appearance Days and Production Days:

14.	Engineer and/or D.A.G.

a)	In Race Market Appearances:

i)	Two (2) appearances at a mutually agreed upon time/day/location with each appearance to be utilized in conjunction with a Race weekends

ii)	For purposes of this Agreement, an appearance shall be deemed “In Race Market” if it is located within a thirty (30) minute drive time from the local Race circuit;

iii)	Appearances shall not exceed two (2) hours, excluding travel time; and

iv)	Additional appearances may be available from AA, but are subject to Sponsor’s cost based upon AA rate card, engineer and/or D.A.G. availability, and AA’s review and approval.

b)	Out of Race Market Appearance:

i)	Two (2) appearances at a mutually agreed upon time/day/location;

ii)

For purposes of this Agreement, an appearance shall be deemed “Out of Race Market” if: (i) it is not scheduled during a Race weekend; or (ii) if it is located more than a thirty (30) minute drive time from the local Race circuit if scheduled over a Race weekend.

iii)	Appearance shall be in the continental United States, be arranged through AA and have a duration of one (1) day not to exceed six (6) hours, excluding travel time, hair, and makeup;

iv)

Sponsor shall pay the engineer’s and/or D.A.G.’s reasonable and necessary expenses only, including two (2) first class air travel tickets and if required, hotel accommodations, ground transportation and meal expenses (which shall be agreed upon by AA and Sponsor prior to travel); and

v)	Additional appearances may be available from AA, but are subject to Sponsor’s cost based upon AA rate card, engineer and/or D.A.G.’s availability, and AA’s review and approval.

c)	Production Day Appearance:

i)	One (1) appearance at a mutually agreed upon time/day in Indianapolis, Indiana or other mutually agreed upon location;

ii)

For purposes of this Agreement, an appearance shall be deemed a “Production Day” if it is for the purpose of capturing still photography, voice/video recordings, or taping sessions, and/or radio/television commercial shoots or other purposes to be mutually agreed upon by the Parties;

iii)	Appearance shall be arranged through AA and have a duration of one (1) day not to exceed six (6) hours, excluding travel time;

iv)

Sponsor shall pay the engineer and/or D.A.G.’s reasonable and necessary expenses only, including two (2) first class air travel tickets and if required, hotel accommodations, ground transportation and meal expenses (which shall be agreed upon by AA and Sponsor prior to travel); and

v)	Additional appearances may be available from AA, but are subject to Sponsor’s cost based upon AA rate card, Driver availability, and AA’s review and approval.

d)	Virtual Appearances:

i)	Two (2) virtual appearances at a mutually agreed upon time/day;

ii)

For purposes of this Agreement, an appearance shall be deemed “Virtual” if it takes place over a virtual meeting platform such as Microsoft Teams, Zoom, Citrix or GoToMeeting or other similar virtual meeting technology;

iii)	Appearance shall not exceed one (1) hour; and

iv)	Additional appearances may be available from AA, but are subject to Sponsor’s cost based upon AA rate card, engineer and/or D.A.G. availability, and AA’s review and approval.

Engineering Unit Appearances:

15.	Mutually agreed upon number of Engineering Unit appearances in support of Sponsor’s Activation initiatives, subject to availability, logistics costs, and a minimum of ninety (90) day’ notice.

a)	Sponsor is responsible for the cost of transportation and daily rate through AA or AA’s designated logistics vendor.

Show Car Appearances:

16.	Mutually agreed upon number of show car appearances in support of Sponsor’s Activation initiatives, subject to availability and logistics costs.

a)	Sponsor is responsible for the cost of transportation and daily rate through AA or AA’s designated logistics vendor with costs to be quoted in advance.

Access and Use of the AA’s Headquarters:

17.

Use of the AA’s headquarters for a maximum of two (2) unique special events with the event dates to be mutually agreed and not to interfere with the competition schedule and operational requirements. Option for Sponsor’s use of AA’s headquarters to include the following:

a)	Michael Andretti question and answer session and meet and greet, subject to availability;

b)	Appearance by a Driver with the appearance counting toward an Out of Race Market appearance day;

c)	Series Affiliated Race Teams’ leadership, management, and personnel;

d)	Event to include tours of the AA’s headquarters; and

i)	Customer guests cannot include anyone directly or indirectly affiliated in any way with a competitor of AA;

ii)	Upon request, Sponsor will provide to AA a list with the name and business affiliation of each customer representative who will be scheduled to attend a tour for AA’s reasonable approval; and

iii)	AA reserves the right to prohibit any person from entering its headquarters.

e)	Subject to set up, catering costs and security, if required.

18.

Ability to bring Sponsor’s employees, vendors or customer representatives into the AA’s headquarters for exclusive tours, a maximum of two (2) times subject to advanced notice and mutual agreement on scheduling.

a)	Customer guests cannot include anyone directly or indirectly affiliated in any way with a competitor of AA;

b)	Upon request, Sponsor will provide to AA a list with the name and business affiliation of each customer representative who will be scheduled to attend a tour for AA’s reasonable approval;

c)	AA reserves the right to prohibit any person from entering its headquarters; and

d)	The group size is limited to no more than ten (10) individuals per tour, unless otherwise mutually agreed upon by the Parties.

Digital Marketing/Social Media:

19.	Integration within AA’s digital marketing and social media initiatives.

Photograph and Video Services:

20.	Sponsor shall receive at no additional cost the following photograph and video services toolkit as detailed in Exhibit E.

a)	Season launch package;

b)	Full access to AA photo library, with commercial rights; and

c)	Proposed custom content.

21.

Sponsor shall have the option to utilize AA’s photo and video services for any at-track needs during any Race with costs to be quoted in advance and mutually agreed among AA and Sponsor, unless otherwise agreed upon by the Parties.

a)	Photography rights, license, and service available through AA’s photo service at Sponsor’s cost based upon AA’s rate card, subject to usage and scope of project; and

b)	Video content production rights, license, and service available through AA’s video production service at Sponsor’s cost based upon AA’s rate card, subject to usage and scope of project.

22.

Sponsor shall have the option to utilize AA’s photo and video services for any Activation initiative, production day or appearance day (in-Race-Market, out-of-Race-Market or Virtual) with costs to be quoted in advance and mutually agreed between AA and Sponsor. However, Sponsor shall have the option to shoot its own photography and video through Sponsor-retained photographer or video content production entity whether during any Activation initiative, production day or appearance day (in-Race-Market, out-of-Race Market or Virtual) with such photographer or video content production entity subject to prior review and approval by AA.

23.

Access to current and historical footage of the Cars in the Series through the Series, Series broadcast production partner or network broadcast partner at Series, Series broadcast production partner or network broadcast partner rate card, for use by Sponsor in Activations.

Publicity and Announcement:

24.

Ability to publicize the sponsorship, highlight Sponsor’s affiliation with AA and use the sponsorship to promote Sponsors products and services with content to be mutually agreed and subject to AA’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, as may be further defined and set forth in the Agreement.

a)	Option to issue a press release or other event/publicity stunt agreed by AA and Sponsor to announce the sponsorship.

Merchandise Program:

25.

Right to develop co-branded corporate merchandise for internal, non-commercial use through Sponsor’s vendor or AA’s designated vendor with designs to be mutually agreed and subject to AA’s prior written approval, which shall not be unreasonably withheld.

Other Supporting Rights and Benefits:

26.	In-house sponsor servicing, account management, event planning and support.

27.	Public relations service in support of media objectives.

28.	Assistance in facilitating business to business (“B2B”) and collaborative opportunities with other AA sponsors, as may be further defined and set forth in the Agreement.

29.	Access to exclusive AA events, promotional programs and additional assets at AA rate card cost and subject to availability, such as:

a)	Events such as sponsor receptions and dinners;

b)	Promotional items;

c)	Experiential assets; and

d)	Hotel rooms and transportation.

EXHIBIT D

CREATIVE CONCEPTS

Zapata P.I.T. Center Engineering Unit

Zapata P.I.T. Center in engineering area for the Indianapolis 500

Zapata P.I.T. Center branding on engineering stand for all Races

D.A.G. (D.A.G.) uniform shirt and fire suit

Full Season Cars for all Races

Car #98 for the Indianapolis 500 in 2022

EXHIBIT E

PHOTOGRAPH AND VIDEO SERVICES

PARTNER TOOLKIT
Photo & Video Content

Andretti Autosport works with a team of skilled content producers to deliver quality, targeted content to its fans and partners. This team is versed in content strategy, production and editing to be used across multiple platforms, knowledgeable of the racing environment and skilled at getting the best from our drivers.

As part of your partnership, Andretti offers a core, non-custom selection of photo and video assets to launch and promote the partnership. While not intended for commercial use, these assets are free to use on social media, digital platforms and for internal purposes.

Season Launch Package

3 minutes of raw Andretti licensed video footage

6 professional quality images from Andretti's selection of studio and on-track shots. Images will be captured at the pre-season photo shoot and test day to reflect current season liveries.

A La Carte

Additional photo and video services can be purchased a la carte or packaged to assist in promoting social media campaigns, product launches, retail programs, social media graphics, gifs and more.

2 minutes of raw Andretti licensed footage = 4,000

3 minute produced and edited video with original content = 5,000

10 minute produced and edited original content video = 12,500

Full access to Andretti photo library, with commercial rights = 15,000

*On track footage subject to INDYCAR requirements and licensing, with footage not to exceed two minutes of on track coverage from single race (i.e. video of an entire race lap exceeds two minutes)

Proposed Custom Content

Data Driven
4-part, branded mini-series focusing on engineering and technology development = 25,000

Case Study
Showcase of the technological relationship as it develops over three years, broken into 3 parts with a recap following Years 1 and 2 and a final edit encompassing all three seasons following Year 3 = 50,000

EXHIBIT F

2022 SERIES SEASON

NTT INDYCAR SERIES

2022 SCHEDULE

**Schedule Subject to Change*

				BROADCAST TIME	
FEB.	27	Street Circuit	Streets of St. Petersburg	12:00 PM ET	NBC
MARCH	20	Oval	Texas Motor Speedway	12:30 PM ET	NBC
APRIL	10	Street Circuit	Streets of Long Beach	3:00 PM ET	NBC
MAY	1	Road Course	Barber Motorsports Park	12:30 PM ET	NBC
	14	Road Course	Indianapolis Motor Speedway (Road Course)	3:00 PM ET	NBC
	29	Oval	The 106th Indianapolis 500	11:00 AM ET	NBC
JUNE	5	Street Circuit	Raceway at Belle Isle Park	3:00 PM ET	USA
	12	Road Course	Road America	12:30 PM ET	NBC
JULY	3	Road Course	Mid-Ohio Sports Car Course	12:00 PM ET	NBC
	17	Street Circuit	Streets of Toronto	3:00 PM ET	peacock
	23	Oval	Iowa Speedway Race 1	4:00 PM ET	NBC
	24	Oval	Iowa Speedway Race 2	3:00 PM ET	NBC
	30	Road Course	Indianapolis Motor Speedway (Road Course)	12:00 PM ET	NBC
AUG.	7	Street Circuit	Streets of Nashville	3:00 PM ET	NBC
	20	Oval	World Wide Technology Raceway	6:00 PM ET	USA
SEPT.	4	Road Course	Portland International Raceway	3:00 PM ET	NBC
	11	Road Course	WeatherTech Raceway Laguna Seca	3:00 PM ET	NBC

Oval   Road Course   Street Circuit

FOLLOW US: **indycar.com** | twitter.com/**indycar** | facebook.com/**indycar** | instagram.com/**indycar**